Exhibit 99.1

Contacts:	Company Contact: Michelle P. Glenn VP Marketing VendingData™ Corporation 702-733-7195 mglenn@vendingdata.com	or	Investor Contact: Yvonne L. Zappulla Managing Director Wall Street Consultants Corp. 212-681-4108 Yvonne@WallStreetIR.com

VendingData™ To Acquire Dolphin Products, Exclusive
Manufacturer of the Dolphin High Frequency (13.56 MHz)
RFID Casino Chip

LAS VEGAS, Nevada -(PRNewsWire)-April 24, 2006-VendingData™ Corporation (AMEX: VNX), announced today that it has entered into a binding Letter of Intent to acquire the manufacturing operations and all remaining intellectual property of Melbourne, Australia based Dolphin Advanced Technologies Pty Ltd., as well as its wholly-owned subsidiaries (collectively, “Dolphin Products”). Under the terms of the proposed transaction, Dolphin Products will mainly receive stock for its company, in addition to a small amount of cash. Dolphin Product’s CEO, William Purton, will be given a seat on VendingData™’s Board of Directors. The transaction is expected to close during the third quarter of 2006 and is subject to legal and regulatory due diligence. Details of the acquisition will be forthcoming in an SEC Form 8-K to be filed by VendingData™ Corporation at the market close today.

In a move designed to re-affirm VendingData™’s on-going commitment to achieving market leadership by expanding its business model, CEO Mark Newburg commented on the strategic step, “Our goal has been consistent; we are intent on adding to our product line, building upon our valuable patented IP and establishing strategic partnerships. The Dolphin Products acquisition provides us with a potential flow of future intellectual property, while now delivering the most promising product, the Dolphin High Frequency RFID Chip, this Company has ever launched. We have had a mutually beneficial working relationship with Dolphin for quite some time, and this acquisition is the next logical step as we continue to work together to develop products for the industry. I look forward to Bill joining our Board and becoming a key member of the team as we map the future direction for the company.”

Over the past ten years, Dolphin Products has been designing and manufacturing casino chips for the casino industry and has become one of the five largest international suppliers of chips to casinos such as Crown, Star City, Grovenor and Stanley Group. Dolphin also has designed key products included in the VendingData™ portfolio, such as DeckChecker™, Dolphin RFID Casino Chips, ChipWasher™ and the DeckSetter®, planned for 2007 release. Dolphin Managing Director William Purton commented on the move saying: "I am excited about this acquisition and the opportunities it presents. "I believe Dolphin's core business will integrate smoothly with VendingData providing significant operating efficiencies and by joining the Board, I will be able to focus on creating new technologies to enhance VendingData's product range."

About Dolphin Products, LLC

Dolphin Products commenced operations 60 years ago and has been under the same management and ownership for the past 18 years. The company specializes in producing high-precision plastic injection moulded components as well as the manufacture of the associated tooling. Dolphin serves a diverse range of market sectors from medical to industrial. In addition to its well established position as a leading chip manufacturer in the gaming industry, Dolphin also boasts major automotive brand clients such as General Motors, Toyota and Autoliv.

In 1994, Dolphin began designing and manufacturing various gaming products for the Australian market. Initially the company produced chip racks, followed by wheel checks and finally, a full range of value chips. In 1999 Dolphin lodged a patent to install an RFID (radio frequency identification device - i.e. microchip) under the label of a gaming chip or token. This patent was granted in 2004.

Over the past 10 years, Dolphin has produced tens of millions of chips, which it has sold locally as well as exported to virtually every country, with the exception of the USA. The company employs 70 staff and operates from a very modern facility covering two acres, in Melbourne, Australia.

About VendingData™ Corporation

VendingData™ Corporation is a Las Vegas-based developer, manufacturer and distributor of innovative products for the gaming industry. The company’s products include the Deck Checker™, PokerOne™ and Random Ejection Shuffler™ lines, which are installed in various casinos throughout the United States. VendingData™’s newest innovative products include the ChipWasherTM and high-frequency RFID Casino Chips. The company’s customers include mega-gaming corporations such as Caesars Entertainment, MGM Mirage, Station Casinos, and Boyd Gaming as well as major casinos such as The Venetian, Foxwoods Resort Casino and the world’s largest poker room, Commerce Casino. International customers include casinos in Argentina, China, Columbia, Korea, Macau, Malaysia, Peru, United Kingdom, and Uruguay. Visit the VendingData Web site at http://www.vendingdata.com.

Additional Information

Subject to the completion of definitive agreements, VendingData intends to file with the Securities and Exchange Commission a proxy statement and other relevant documents in connection with the proposed transaction. Investors and security holders are advised to read the proxy statement regarding the proposed acquisition if and when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the proxy statement, if and when available, and other documents filed by VendingData at the Securities and Exchange Commission's web site at www.sec.gov. The proxy statement and such other documents may also be obtained, when available, from VendingData by directing such request to VendingData Corporation, 6830 Spencer Street, Las Vegas, Nevada 89119, Attention: Investor Relations. VendingData and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of VendingData with respect to the acquisition of Dolphin contemplated by the Letter of Intent and definitive purchase agreement. A description of any interests that VendingData’s directors and executive officers have in the proposed acquisition will be available in the proxy statement. Information regarding VendingData’s officers and directors is included in the VendingData Corporation Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2006. This report is available free of charge at the Securities and Exchange Commission's web site at http://www.sec.gov and from VendingData.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations for the acquisition of Dolphin and the anticipated value of the proposed transaction. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk that Dolphin acquisition may not be completed in the third quarter of 2006, or at all, risks related to the inability to obtain, or meet conditions imposed for, governmental and other approvals of the transaction, including approval by VendingData’s shareholders, risks related to any uncertainty surrounding the transaction, the costs related to the transaction, risks related to the integration of Dolphin’s operations with VendingData’s and uncertainties concerning the commercial success of the RFID chip . VendingData cautions readers not to place undue reliance on any forward-looking statements. VendingData does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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